Exhibit 107

CALCULATION OF REGISTRATION FEE

Form S-8
(Form Type)

iRobot Corporation
(Exact name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share, 2018 Stock Option and Incentive Plan	Rule 457(c) and Rule 457(h)	900,000	$38.87	$34,983,000	$0.0000927	$3,242.92
Total Offering Amounts					$34,983,000		—
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$3,242.92

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock, $0.01 par value per share (the “Common Stock”), which become issuable under the 2018 Stock Option and Incentive Plan, as amended, by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
(2)
The price of $38.87 per share, which is the average of the high and low sale prices of the Common Stock on the NASDAQ Global Select Market on June 13, 2022, is set forth solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act.